EXHIBIT 99.1

Contact:
Patriot National Bank	Christopher D. Maher	Robert F. O’Connell

900 Bedford Street	President & CEO	Sr. EVP & CFO
Stamford, CT 06901	203 251-8265	203 252-5926
FOR IMMEDIATE RELEASE
PATRIOT NATIONAL BANCORP REPORTS IMPROVING RESULTS FOR 2010 Strong Capital Ratios, Improving Asset Quality and Stronger Margin Contribute to Reduced Loss
Stamford, Connecticut March 24, 2011, Patriot National Bancorp, Inc. (NASDAQ Global Market “PNBK”, the “Company”), the parent of Patriot National Bank (the “Bank”), reported its net loss for 2010 fell 36% due to improving asset quality, an 84 basis point improvement in the net interest margin and the recently completed infusion of capital. In 2010, the net loss decreased to $15.4 million, or $1.30 loss per share, from $23.9 million, or $5.02 loss per share in 2009.
“Our restructuring initiatives are intensely underway. The operating improvements made since October demonstrate our team’s commitment to restoring health and profitability at Patriot, while positioning the Bank for long-term sustainable growth,” said Michael Carrazza, the Chairman of the Board.
The following are highlights for the quarter and twelve months ended December 31, 2010:
•	A net loss for the year ended December 31, 2010 declined 36% to $15.4 million, or $1.30 per share, compared to a net loss of $23.9 million, or $5.02 per share, for the year ended December 31, 2009.

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The closing of a $50.4 million recapitalization transaction on October 15, 2010 restored the Bank to a “well-capitalized” status, with Total Capital to Risk Weighted Assets of 17.08% for PNBK and 16.54% for the Bank.

•	Nonperforming assets declined for the fifth consecutive quarter by $40.1 million, or 28%, to $105.5 million compared to $145.6 million at September 30, 2009.

•	Loans placed on nonaccrual decreased $4.0 million, or 42%, compared to the third quarter of 2010 and decreased $3.8 million, or 41%, as compared to the fourth quarter of 2009.

•	Net charge-offs in 2010 were $8.1 million, a decrease of $5.4 million, or 40%, compared to the year ended December 31, 2009.

•	Net interest margin improved 84 basis points to 2.91% in 2010 compared to 2.07% in 2009, which resulted in a $3.5 million, or 19%, improvement in net interest income compared to 2009.

•	A $2.7 million, or 40%, improvement in pretax quarterly results compared to the third quarter of 2010 and a $3.5 million, or 46% improvement, as compared to the fourth quarter of 2009.
“Our turn-around strategies are beginning to yield favorable results,” said Mr. Christopher Maher, President and Chief Executive Officer. “In addition, with the recently announced pending sale of nonperforming assets and the consolidation of four branch offices, the groundwork is in place to restructure the balance sheet. These and other strategies serve not only to lay the foundation for a more efficient cost structure, but will also have a positive impact on operating results. As we complete these initiatives, we will increase our focus on deploying our substantial liquidity position to prudently grow the loan portfolio and ramp up earnings capacity.”
Capital
The capital ratios at December 31, 2010 for Patriot National Bancorp, Inc. and Patriot National Bank were:

	Patriot National	Patriot National
	Bancorp, Inc.	Bank
Total Capital (to Risk Weighted Assets)	17.08%	16.54%
Tier 1 Capital (to Risk Weighted Assets)	15.69%	15.15%
Tier 1 Capital (to Average Assets)	9.16%	8.84%
Asset Quality
The quarter ended December 31, 2010 is the fifth consecutive quarter during which total nonperforming assets declined. Nonperforming assets, which consist of non-accrual loans and other real estate owned properties (“OREO”), declined by $40.1 million to $105.5 million at December 31, 2010 as compared to $145.6 million at September 30, 2009, representing an improvement of 28% over this fifteen month period. The $105.5 million of nonperforming assets is comprised of $16.4 million of OREO properties and $89.1 million of non-accrual loans. Of the $89.1 million in non-accrual loans, borrowers of $31.5 million, or 35%, are less than 30 days overdue. The $16.4 million in OREO consists of seven properties. As previously disclosed in the Company’s 8-K filed on March 3, 2011, the Company entered into a contract to sell certain nonperforming loans and real estate for $65 million. This transaction will improve the risk profile of the balance sheet, decrease loan workout and OREO carrying expenses, and most importantly, provide for the redeployment of the sale proceeds into earning assets, thereby working to improve the net interest margin.

Income Statement Review
On a per share basis, the net loss was $1.30 for the year ended December 31, 2010 compared to a net loss of $5.02 for the year ended December 31, 2009. The improvement in pretax results compared to the prior year is largely due to an improvement in the net interest margin of $3.5 million during the year and a reduction in the provision for loan losses of $5.4 million. This was partially offset by a decrease in noninterest income of $0.6 million and an increase in noninterest expenses of $1.8 million for the year.
For the fourth quarter of 2010 net interest income was $5.1 million as compared to $4.7 million in the fourth quarter a year ago. For the full year, the net interest income increased $3.5 million, or 19%, to $22.1 million for the year as compared to $18.6 million for 2009. The primary driver for the improvement in net interest income is the decrease in the overall cost of funds. The average rate on interest bearing liabilities decreased 101 basis points, or 35%, to 1.87% for the year ended December 31, 2010 from 2.88% for the year ended December 31, 2009. The Company expects to realize further improvement in the cost of funds resulting from rate decreases executed during the fourth quarter of 2010 and the first quarter of 2011.
The provision for loan losses for the year was $7.7 million and represents an improvement of $5.4 million, or 41%, compared to the same period last year. This decrease reflects the improvement in the credit quality of the loan portfolio.
Noninterest income was $2.4 million for the year, a decrease of $592,000 compared to last year. This decrease is attributable to a gain recorded on the sale of investment securities in 2009; there were no such sales during 2010. Noninterest expenses were $31.9 million in 2010, compared to $30.1 million in 2009. Increased expenses were attributed to carrying costs associated with other real estate owned and higher employee expenses, some of which related to loan workout activities. The increased costs were partially offset by declines in professional and other outside services and regulatory assessments.
Balance Sheet Review
Strategic balance sheet management resulted in a decrease in total assets to $784.3 million at December 31, 2010, compared with $866.4 million a year earlier. The plan to reduce concentrations in high risk construction and commercial real estate loans resulted in a decrease in the loan portfolio of $110.7 million to $534.5 million at year-end from $645.2 million a year earlier. Primarily as a result of the pending sale of nonperforming loans, the company expects the loan portfolio to decline in the first quarter of 2011 and then begin to grow for the remainder of the year. The loan pipeline as of December 31, 2010 totaled $9.5 million.

Total deposits decreased $114.5 million from $761.3 million at December 31, 2009 to $646.8 million at December 31, 2010. Much of the decrease in deposits is the result of the execution of the Company’s strategy to reduce rate sensitive deposits through a series of interest rate reductions resulting in a lower cost of funds and an improvement in spreads. Despite this decrease in deposits, the Company continues to maintain strong levels of liquidity, which have been further augmented by the recent capital infusion.
Patriot National Bank is headquartered in Stamford, Connecticut and currently has 19 full service branches, 16 in Connecticut and three in New York. It also has a loan production office in Stamford, CT.

	Three Months Ended		Twelve Months Ended
Financial Highlights	December 31,		December 31,
(Dollars in thousands, except per share)	2010	2009	2010	2009
Net interest income	$5,116	$4,676	$22,134	$18,608
Provision for loan losses	1,450	4,080	7,714	13,089

Net interest income after provision for loan losses	3,666	596	14,420	5,519

Noninterest income	618	640	2,354	2,946
Noninterest expenses	8,361	8,843	31,948	30,131

Loss before taxes	4,077	7,607	15,174	21,666
(Provision) benefit for Income Taxes	—	3,397	(225)	(2,214)

Net loss	$4,077	$4,210	$15,399	$23,880

Basic loss per share	$0.12	$0.88	$1.30	$5.02

Diluted loss per share	$0.12	$0.88	$1.30	$5.02

Average shares outstanding	32,884	4,763	11,851	4,754

Net interest margin	2.54%	2.15%	2.91%	2.07%

Loans at period end	$534,531	$645,206	$534,531	$645,206
Deposits at period end	646,809	761,334	646,809	761,334
Assets at period end	784,325	866,417	784,325	866,417

Shares outstanding	38,363	4,763	38,363	4,763

Book Value per Share(1)	$1.75	$7.77	$1.75	$7.77
Tangible Book Value per share(2)	$1.75	$7.75	$1.75	$7.75

(1)	Book value per share represents shareholders’ equity divided by outstanding shares.

(2)	Tangible book value per share represents shareholders’ equity less intangible assets divided by outstanding shares.

Statements in this earnings release that are not historical facts are considered to be forward-looking statements. Such statements include, but are not limited to, statements regarding management beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance. All forward-looking statements are subject to risks and uncertainties, many of which are beyond management’s control and actual results and performance may differ significantly from those contained in forward-looking statements. The Company intends any forward-looking statement to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made. A discussion of certain risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.
Note: Transmitted on Business Wire on March 24, 2011 at 9:45am EDT.